Exhibit 10.19

Description of the Material Terms of Rocky Brands, Inc.’s

Bonus Plan for the Fiscal Year Ending December 31, 2013

Messrs. M. Brooks, Sharp, McDonald, J. Brooks, Simms, and Adam are eligible to receive cash bonuses under the Company’s Bonus Plan for the fiscal year ending December 31, 2013 (the “2013 Bonus Plan”).

The 2013 Bonus Plan utilizes a performance criteria based on the previous five years EBITDA before bonuses, less capital expenditures but excluding the highest and lowest of the five years (“Adjusted EBITDA”). The threshold amount for earning bonuses is 85% of the Adjusted EBITDA; provided however that the threshold amount must not be less than is necessary to cover all financial covenants and debt obligations (the “Threshold Amount”). Next, 30% of the Adjusted EBITDA above the Threshold Amount, will go into a bonus pool to be allocated among all participants (the “Bonus Pool”). The Bonus Pool will then be allocated among all participants based on the relative base compensation of each participant times an assigned base compensation multiplier (the “Multiplier Salary”), which product for each participant would then be compared to and calculated as a percentage of the total of the Multiplier Salary for all participants in the Bonus Plan.

Each participant in the 2013 Bonus Plan is assigned a multiplier of base salary ranging from 1.00 to 5.00 times base salary, and each participant will be allocated a percentage of the Bonus Pool by calculating the participant’s Multiplier Salary as a percentage of the Multiplier Salary for all participants in the 2013 Bonus Plan. It is recognized that the percentages could change depending on changes in the participants during 2013, but the total will always be 100%.

The multipliers of base salary for Messrs. Sharp, McDonald, J. Brooks, Simms, Adam, and M. Brooks are 5.00, 3.50, 2.00, 2.00, 2.00, and 1.00, respectively. The bonuses payable to any of Messrs. M. Brooks, Sharp and McDonald shall be computed solely based on the Company’s Adjusted EBITDA in excess of the Threshold Amount (the “Company Bonus Performance”). The payment of 70% of any bonuses payable to Messrs. J. Brooks, Simms, and Adam shall be conditioned on the Company Bonus Performance and 30% of such bonuses shall be conditioned upon individual objective financial or operational criteria.

If and to the extent that any bonus is earned by and payable to any of Messrs. Sharp, McDonald, J. Brooks, Simms, and Adam, 75% of the bonus shall be paid in cash and 25% of the bonus shall be paid in restricted shares of the Company’s common stock (the “Restricted Bonus Shares”). The number of Restricted Bonus Shares shall be determined by dividing 25% of the total bonus amount (subject to the bonus cap) by the closing price of the Company’s common stock less 15% on the date of the Compensation Committee’s certification of the bonus pool and payments thereunder.